Pacific Biometrics Initiates Stock Buyback Program to Repurchase $500,000 of Common Stock

SEATTLE, WA —(Business Wire)— August 29, 2006 – Pacific Biometrics (OTCBB: PBME; PBI), a provider of specialty central laboratory services, has been authorized by its Board of Directors to repurchase shares of its common stock up to an aggregate value of $500,000 as part of a new buyback program.

Ron Helm, Chairman and Chief Executive Officer, commented: “It is our opinion that PBI’s current stock price does not accurately reflect the Company’s value, and that the repurchase of the stock is a good strategic use of our resources at this time. The Company has generated record revenues in the first three quarters of the 2006 fiscal year, as reported, and is on track to more than double revenues reported for the 2005 fiscal year. For this reason, we believe a buyback program is consistent with PBI’s growth strategy, and will help enhance shareholder value.”

The shares will be repurchased from time to time in open market transactions at the Company’s discretion, subject to market conditions and other factors. The repurchase program will occur over a period of 12 months through August 31, 2007, and may be modified, extended or discontinued at any time. There is no guarantee as to the exact number of shares that may be repurchased by the Company.

About Pacific Biometrics, Inc. (PBI)

Established in 1989, PBI provides specialized central laboratory and contract research services to support pharmaceutical and diagnostic manufacturers conducting human clinical trial research. The company provides expert services in the areas of cardiovascular disease, diabetes, osteoporosis, arthritis, and nutrition. The PBI laboratory is accredited by the College of American Pathologists, and through its non-profit affiliate Pacific Biometrics Research Foundation, is one of only three U.S.-based members of the Centers for Disease Control (CDC) Cholesterol Reference Method Laboratory Network. PBI’s clients include many of the world’s largest pharmaceutical, biotech, and diagnostic companies.

Pacific Biometrics also owns several patented and patent-pending technologies, including monitoring devices for glucose and changes in bone turnover, an advanced, proprietary, isothermal DNA amplification technology, and a gene-based cell viability technology to distinguish live from dead cells in a broad range of diagnostic applications.

For more information about Pacific Biometrics, visit the company’s web site at www.pacbio.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release includes forward-looking statements, including to but not limited to, our strategic planning and business development plans, growth in our backlog, impacts on our financial results, our future growth, and the viability and acceptance of our products and services in the market. These forward-looking statements are subject to a number of risks and uncertainties that may cause actual results to differ materially from those described in the forward-looking statements. These risks include, but are not limited to, our ability to bid on and win laboratory services contracts, the success of our marketing and business development efforts, competition in the industry, and our ability to manage growth, as well as the risks and other factors set forth in our periodic filings with the U.S. Securities and Exchange Commission (including our Form 10-KSB for the year ended June 30, 2005 and our Forms 10-QSB for the quarters ended September 30, 2005, December 31, 2005, and March 31, 2006).

Contact:

Pacific Biometrics
Ron Helm, CEO, 206-298-0068

The Investor Relations Group
Investors:
Adam Holdsworth, 212-825-3210
or
Media:
Janet Vasquez, 212-825-3210